CHANGE IN INDEPENDENT REGISTERED ACCOUNTING FIRM

On December 11, 2023, the decision to dismiss PwC was approved by the Audit Committee of the Board (the “Audit Committee”). On December 27, 2023, the Fund notified PricewaterhouseCoopers LLP (“PwC”) that it was dismissed as its independent registered public accounting firm for the fiscal year ending September 30, 2024, subject to the completion of the Form N-2 filing on January 26, 2024.

The report of PwC on the financial statements of the Fund as of and for the fiscal years ended September 30, 2023 and September 30, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended September 30, 2023 and September 30, 2022, and during the subsequent interim period through January 26, 2024 (i) there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-CSRS.

On December 11, 2023, the Audit Committee recommended and approved Deloitte & Touche, LLP (“Deloitte”) as the Fund’s independent registered public accounting firm for the fiscal year ending September 30, 2024. Deloitte was appointed on January 26, 2024, subsequent to the Fund’s filing of the Form N-2.

During the fiscal years ended September 30, 2023 and September 30, 2022, and during the subsequent interim period through January 26, 2024, neither the Fund, nor anyone acting on its behalf, consulted with Deloitte on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.